Exhibit 32.2

CERTIFICATIONS

I, Darin R. Janecek, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of ARI Network Services, Inc. (the “Company”);

2.	Based on my knowledge, this quarterly report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and

3.
Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

Dated: June 14, 2012

/s/ Darin R. Janecek
Darin R. Janecek
Vice President of Finance and Chief Financial Officer